PRESS RELEASE

For Immediate Release	April 26, 2005

First National Lincoln Corporation Reports Record Earnings Per Share In First Quarter

DAMARISCOTTA, ME, April 26 -- First National Lincoln Corporation (Nasdaq NM: FNLC), today announced earnings per share of $0.31 on a fully diluted basis for the quarter ended March 31, 2005, an increase of $0.05 or 19.2% over the $0.26 reported for the same period in 2004. Net income for the quarter ended March 31, 2005, was $2,995,000, an increase of $1,071,000 or 55.7% over the $1,924,000 posted for the first quarter of 2004. Both earnings per share and net income reported by the Company set new single-quarter records.

"The first quarter of 2005 was an excellent quarter for First National Lincoln Corporation," commented the Company’s President and Chief Executive Officer, Daniel R. Daigneault. "On January 14, 2005, we completed the acquisition of FNB Bankshares of Bar Harbor, Maine, and I am pleased to report that our first quarter results as a combined company have exceeded our expectations. It is important to note the acquisition was recorded using purchase accounting rules, as required by Generally Accepted Accounting Principles, so net income and earnings per share for 2005 include combined results with FNB Bankshares only since the date of closing and comparisons to 2004 are for First National Lincoln Corporation alone.

"For a more meaningful 'apples-to-apples' comparison, a 'pro-forma' presentation shows operating results as though the two companies were operating as one entity for the entire quarter and when compared to 2004," President Daigneault observed. "Pro-forma net income for the first quarter of 2005 was $2,820,000, a $316,000 or 12.6% increase over pro-forma net income of $2,504,000 for the first three months of 2004. Fully diluted earnings per share on a pro-forma basis were $0.28 for the first quarter of 2005, an increase of $0.03 or 12.0% over the $0.25 reported for the first quarter of 2004. In my view, this 12.0% increase in earnings per share demonstrates the value of the acquisition for shareholders of both FNLC and FNB Bankshares, as well as our ability to effectively merge and operate the two companies as one entity.

"One of the highlights of our operating results when presented on a pro-forma basis is the small increase in operating expenses," President Daigneault went on, "which were up only 6.6% for the first quarter of 2005 when compared to the first quarter of 2004. We are already seeing some of the anticipated cost savings as a result of the combined operations for the two companies, and we expect this to improve further in the second and third quarters of 2005 once our data systems and other support functions are consolidated."

Year-to-date changes on the balance sheet, which reflect the FNB Bankshares acquisition in the first quarter, showed total assets at $918.2 million on March 31, 2005 -- an increase of $284.0 million or 44.8% over December 31, 2004. Loans totaled $682.7 million, up $204.5 million or 42.7% over December 31, 2004, while investments increased by 23.1% or $29.4 million. Deposits of $606.2 million were up $236.3 million or 63.9% over year end. As of March 31, 2005, First National Lincoln Corporation had total equity of $99.7 million, an increase of 88.8% or $46.9 million over December 31, 2004.

"As with our income statement, a pro-forma balance sheet provides a more meaningful comparison of growth in 2005," observed F. Stephen Ward, the Company’s Treasurer and Chief Financial Officer. "In this form of presentation, which assumes both companies operating as one entity in all periods presented, total assets of $918.2 million on March 31, 2005 were an increase of $27.4 million or 3.1% over December 31, 2004. Loans increased by $18.7 million in the first quarter on a pro-forma basis while investments increased by $2.5 million or 1.6% on a pro-forma basis. At the same time, on a pro-forma basis deposits were up $47.2 million or 8.4% over year end, while borrowed funds on a pro-forma basis declined by $25.3 million or 11.1%.

"Our loan and deposit growth in the first quarter has been good in both Mid-Coast Maine, where FNLC is headquartered, as well as in Down East Maine, where FNB Bankshares was headquartered," Mr. Ward noted. "Loan growth was seen in all major categories, with the largest growth in mortgage and commercial loans. In deposits, strong growth was seen in money market accounts, which increased by $20.9 million or 22.4% on a pro-forma basis, as well as in certificates of deposit.

"These strong performance results produced excellent operating ratios," Mr. Ward went on. "Our return on tangible equity, which excludes the goodwill created as a result of the FNB Bankshares acquisition, was 17.61% for the first quarter of 2005 compared to 16.18% in the first quarter of 2004. When goodwill is included, our return on average equity was 13.23% in 2005 compared to 16.14% in 2004. At the same time, our efficiency ratio remains excellent compared to peers, although it increased slightly to 51.07% from 49.26% as a result of the FNB Bankshares acquisition."

"We continue to pay out nearly 40% of our net income to shareholders in the form of cash dividends," President Daigneault said. "With the $0.125 quarterly dividend that was declared in March, we have increased our dividend for 38 consecutive quarters, which is especially noteworthy given the FNB Bankshares acquisition and the three-for-one stock split in 2004.

"In the three months that we have been operating as one bank, I am very pleased with the results and growth that we have produced as well as the integration that has already taken place," President Daigneault concluded. "We are now the third largest bank headquartered in Maine, with a strong footprint along the Maine coast that has banking and investment management offices located in some of the more prosperous and picturesque communities in Maine. We are excited by the growth opportunities that our expanded footprint and increased capital base will provide for the Company as a result of the recent FNB Bankshares acquisition."

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from four offices in Lincoln, Cumberland and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, First National Lincoln Corporation's Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.

First National Lincoln Corporation
Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,	March 31,
In thousands of dollars	2005	2004	2004
Assets
Cash and due from banks	$ 22,206	$ 14,770	$ 9,236
Overnight Funds Sold	0	0	0
Investments:
Available for sale	52,362	51,892	55,570
Held to maturity (market values $103,367,000 at 3/31/05, $75,600,000 at 12/31/04, and $85,455,000 at 3/31/2004)	103,819	74,935	82,499
Loans held for sale (fair value approximates cost)	0	0	295
Loans	682,668	478,332	415,460
Less: allowance for loan losses	6,577	4,714	4,392
Net loans	676,091	473,618	411,068
Accrued interest receivable	5,032	2,791	3,147
Bank premises and equipment	16,082	9,061	8,948
Other real estate owned	0	0	44
Other assets	15,260	7,046	7,287
Goodwill	27,365	125	125
Total Assets	$ 918,217	$ 634,238	$ 578,219
Liabilities & Stockholders' Equity
Demand deposits	$ 54,443	$ 31,181	$ 26,581
NOW deposits	104,693	60,550	51,346
Money market deposits	114,191	76,411	80,837
Savings deposits	110,543	68,673	63,085
Certificates of deposit	114,093	63,900	77,840
Certificates $100,000 and over	108,217	69,129	84,562
Total deposits	606,180	369,844	384,251
Borrowed funds	202,856	207,206	139,515
Other liabilities	9,467	4,373	5,101
Total Liabilities	818,503	581,423	528,867
Shareholders' Equity:
Common stock	99	74	74
Additional paid-in capital	49,398	3,973	4,046
Retained earnings	48,887	46,809	44,106
Net unrealized gains on available-for-sale securities	1,330	1,959	2,805
Treasury stock	0	0	(1,679)
Total Stockholders' Equity	99,714	52,815	49,352
Total Liabilities & Stockholders' Equity	$ 918,217	$ 634,238	$ 578,219
Prior periods have been adjusted to reflect the three-for-one stock split in 2004

First National Lincoln Corporation
Consolidated Statements of Income (Unaudited)

	For the three months
	ended March 31,
In thousands of dollars	2005	2004
Interest Income:
Interest and fees on loans	$ 9,085	$ 5,553
Interest on deposits with other banks	0	3
Interest and dividends on investments	1,811	1,565
Total interest income	10,896	7,121
Interest expense:
Interest on deposits	2,271	1,260
Interest on borrowed funds	1,241	908
Total interest expense	3,512	2,168
Net interest income	7,384	4,953
Provision for loan losses	0	240
Net interest income after provision for loan losses	7,384	4,713
Other operating income:
Fiduciary income	400	214
Service charges on deposit accounts	487	271
Net securities gains	0	0
Mortgage origination and servicing income	128	165
Other operating income	648	453
Total other operating income	1,663	1,103
Other operating expenses:
Salaries and employee benefits	2,626	1,664
Occupancy expense	350	213
Furniture and equipment expense	453	366
Other	1,418	881
Total other operating expenses	4,847	3,124
Income before income taxes	4,200	2,692
Applicable income taxes	1,205	768
NET INCOME	$ 2,995	$ 1,924
Prior periods have been adjusted to reflect the three-for-one stock split in 2004

First National Lincoln Corporation
Selected Financial Data (Unaudited)

	For the three months ended
Dollars in thousands,	March 31
except for per share amounts	2005	2004

Summary of Operations
Operating Income	$12,559	$8,224
Operating Expense	8,359	5,532
Net Interest Income	7,384	4,953
Provision for Loan Losses	0	240
Net Income	2,995	1,924

Per Common Share Data
Basic Earnings per Share	$0.32	$0.26
Diluted Earnings per Share	0.31	0.26
Cash Dividends Declared	0.125	0.103
Book Value	10.10	6.74
Market Value	17.00	16.00

Financial Ratios
Return on Average Equity (a)	13.23%	16.14%
Return on Average Tangible Equity (a)	17.61%	16.18%
Return on Average Assets (a)	1.41%	1.36%
Average Equity to Average Assets	10.62%	8.43%
Average Tangible Equity to Average Assets	7.98%	8.40%
Net Interest Margin Tax-Equivalent (a)	3.97%	3.87%
Dividend Payout Ratio	39.06%	39.24%
Allowance for Loan Losses/Total Loans	0.96%	1.06%
Non-Performing Loans to Total Loans	0.37%	0.40%
Non-Performing Assets to Total Assets	0.27%	0.30%
Efficiency Ratio	51.07%	49.26%

At Period End
Total Assets	918,217	578,219
Total Loans	682,668	415,460
Total Investment Securities	156,181	138,069
Total Deposits	606,180	384,251
Total Shareholders’ Equity	99,714	49,352

(a) Annualized using a 365-day basis
Prior periods have been adjusted to reflect the three-for-one stock split in 2004